News Release

For Immediate Release:	For More Information, Contact:
July 26, 2023	Elaine Pozarycki
984-900-2457

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $29.4 million, or $0.71 per diluted common share, for the three months ended June 30, 2023 compared to $15.2 million, or $0.37 per diluted common share, for the three months ended March 31, 2023 ("linked quarter") and $36.6 million, or $1.03 per diluted common share, recorded in the second quarter of 2022. For the six months ended June 30, 2023, the Company recorded net income of $44.6 million, or $1.08 per diluted common share, compared to $70.6 million, or $1.98 per diluted common share, for the six months ended June 30, 2022.

On January 1, 2023, the Company completed its acquisition of GrandSouth Bancorporation ("GrandSouth"). The results for the first quarter of 2023 include merger expenses totaling $12.2 million and an initial loan loss provision of $12.2 million for acquired loans. Comparisons for the financial periods presented are impacted by the GrandSouth acquisition which contributed $1.02 billion in loans and $1.05 billion in deposits.

Richard H. Moore, CEO and Chairman of the Company, stated, "Our team worked hard this quarter to enhance our strong balance sheet by growing loans selectively and conservatively and also attracting deposits in a competitive market. We maintained the same percentage of noninterest-bearing deposits as compared to the first quarter of 2023, and our overall deposit base remains granular, diversified and stable. Like all banks, our overall cost of deposits trended upward with the increase in market rates, but remains well below the cost of wholesale funding. We believe our credit quality, liquidity and capital will also help us to stay well-positioned for the remainder of this year.”

Second Quarter 2023 Highlights

•Loans totaled $7.9 billion at June 30, 2023, with growth for the quarter of $98.7 million, an annualized growth rate of 5.1%.
•Total market deposits (exclusive of brokered deposits) grew $67.1 million for the quarter, an annualized growth rate of 2.7%.
•Noninterest-bearing demand accounts remained strong at 36% of total deposits at quarter end.
•Total loan yield increased to 5.26%, up 102 basis points from the second quarter of 2022, with accretion on purchased loans contributing 18 basis points to loan yield.
•The liquidity ratio was 17.3% at June 30, 2023. Available off-balance sheet sources increased during the quarter to total $1.6 billion, resulting in a total liquidity ratio of 29.0%.
•Credit quality continued to be strong with a nonperforming assets ("NPA") to total assets ratio of 0.30% as of June 30, 2023, down from 0.39% for the comparable period of 2022.
•Capital remained strong with a total common equity tier 1 ratio of 12.76% (estimated) and a total risk-based capital ratio of 15.10% (estimated) as of June 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2023 was $87.0 million, an 11.1% increase from the $78.3 million recorded in the second quarter of 2022. The increase in net interest income from the prior year period was driven by higher earning assets related to both organic growth and the GrandSouth acquisition. Average interest-earning assets for the second quarter of 2023 increased 14.8% from the comparable period of the prior year, with growth primarily in loans.

Somewhat offsetting the impact of the higher average earning assets was the reduction in net interest margin ("NIM") year-over-year. The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) for the second quarter of 2023 was 3.08% compared to 3.18% for the second quarter of 2022. The lower NIM was due to rising market interest rates driving higher cost of funds which outpaced the increase in loan yields over the same period. While loan yields rose from 4.24% for the second quarter of 2022 to 5.26% for the current period, the total cost of funds increased from 0.09% for the second quarter of 2022 to 1.29% for the quarter ended June 30, 2023. There has been some stabilization of the Company's cost of funds, but it is anticipated there may continue to be some compression in the NIM given the percentage of fixed rate loans in the Company's loan portfolio.

	For the Three Months Ended
YIELD INFORMATION	June 30, 2023	March 31, 2023	June 30, 2022

Yield on loans	5.26%	5.22%	4.24%
Yield on securities	1.77%	1.78%	1.69%
Yield on other earning assets	4.60%	3.47%	0.97%
Yield on all interest-earning assets	4.25%	4.16%	3.24%

Rate on interest bearing deposits	1.68%	1.19%	0.11%
Rate on other interest-bearing liabilities	5.68%	5.34%	3.52%
Rate on all interest-bearing liabilities	1.96%	1.46%	0.15%
Total cost of funds	1.29%	0.94%	0.09%

Net interest margin (1)	3.05%	3.28%	3.16%
Net interest margin - tax-equivalent (2)	3.08%	3.31%	3.18%
Average prime rate	8.16%	7.69%	3.94%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the second quarter of 2023 was total loan discount accretion of $3.6 million compared to $2.3 million for the second quarter of 2022, with the increase being primarily related to the GrandSouth acquisition. Loan discount accretion had a 13 basis point positive impact on the Company's NIM in the second quarter of 2023 compared to accretion contributing 9 basis points to NIM for the prior year quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Interest income - increased by accretion of loan discount on acquired loans	$3,159	3,118	1,545
Interest income - increased by accretion of loan discount on retained portions of SBA loans	426	448	730
Total interest income impact	3,585	3,566	2,275
Interest expense - (increased) reduced by (discount accretion) premium amortization of deposits	(878)	(1,019)	168
Interest expense - increased by discount accretion of borrowings	(84)	(82)	(53)
Total net interest expense impact	(962)	(1,101)	115
Total impact on net interest income	$2,623	2,465	2,390

Provision for Credit Losses and Credit Quality

For the three months ended June 30, 2023, the Company recorded $3.7 million in provision for loan losses while no provision was recognized for the second quarter of 2022. The provision for the current quarter was driven in part by the loan growth experienced during the quarter, combined with updated economic forecasts projecting some deterioration in the key factors utilized in our CECL model calculation, primarily the commercial real estate index.

The Company recorded a $1.3 million reversal of the provision for unfunded commitments during the second quarter of 2023 related primarily to a reduction in the amount of available lines of credit. The reserve for unfunded commitments totaled $13.0 million at June 30, 2023 and is included in the line item "Other Liabilities".

Asset quality remained strong with annualized net loan charge-offs of 0.04% for the second quarter of 2023. Total NPAs amounted to $35.8 million at June 30, 2023, or 0.30% of total assets, up from $31.1 million at the end of the linked quarter, and down from $41.1 million, or 0.39% of total assets, at June 30, 2022. The decline from June 30, 2022 was due in part to the Company's adoption of ASU 2022-02 which eliminated the accounting methodology for troubled debt restructurings and replaced it with disclosures for loan modification to borrowers experiencing financial difficulty as presented in the following table.

ASSET QUALITY DATA ($ in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Nonperforming assets
Nonaccrual loans	$29,876	28,059	28,715
Troubled debt restructurings - accruing (1)	—	—	11,771
Modifications to borrowers in financial distress	4,862	2,224	—
Total nonperforming loans	34,738	30,283	40,486
Foreclosed real estate	1,077	789	658
Total nonperforming assets	$35,815	31,072	41,144

Asset Quality Ratios
Quarterly net charge-offs (recoveries) to average loans - annualized	0.04%	0.09%	(0.01)%
Nonperforming loans to total loans	0.44%	0.39%	0.65%
Nonperforming assets to total assets	0.30%	0.25%	0.39%
Allowance for credit losses to total loans	1.38%	1.36%	1.32%

(1) The Company implemented ASU 2022-02 effective January 1, 2023 eliminating TDR accounting.

Noninterest Income

Total noninterest income for the second quarter of 2023 was $14.2 million, a 17.5% decrease from the $17.3 million recorded for the second quarter of 2022 and a 5.2% increase from the linked quarter. The primary factors driving fluctuations among the periods presented were as follows:

•Increases in "Service charges on deposit accounts" between periods was primarily driven by the higher number of customer accounts related to the GrandSouth acquisition and organic growth.
•The year-over-year decline in "Other service charges, commissions and fees" was related to the lower interchange fees beginning in July 2022 as a result of the Durbin Amendment limitations becoming applicable to the Company.
•Fees from presold mortgages continue to be lower in 2023 as compared to the prior year as mortgage loan refinancing and origination volumes were negatively impacted due to higher mortgage interest rates.
•SBA loan sale gains were up from the linked quarter of 2023, but continued to lag the 2022 results due primarily to slower loan originations in the current year combined with lower premiums available on SBA loan sales given the current market conditions.
•Other gains for the second quarter and year to date period of 2022 included death benefits realized on bank-owned life insurance policies. There were no large or unusual transactions in 2023 giving rise to gains or losses.

Noninterest Expenses

Noninterest expenses amounted to $61.6 million for the second quarter of 2023 compared to $74.2 million for the linked quarter and $49.4 million for the second quarter of 2022. The 17.0% decrease in noninterest expenses from the linked quarter was driven by merger and acquisition expenses of $12.2 million incurred in the first quarter of 2023 as compared to $1.3 million in the current quarter.

The 24.7% increase in total noninterest expenses from the prior year period was primarily driven by increased salary expense and other facilities-related costs associated with the acquisition of eight GrandSouth branch locations and related branch and support personnel. Other operating expenses increased $5.4 million from the second quarter of 2022 driven by: (1) increases for data processing and software expense for the additional processing volumes, integration of core processing systems, and investments in new software systems; (2) FDIC insurance increases related to the GrandSouth acquisition; and (3) higher check fraud and other non-credit losses experienced to date in 2023.

Balance Sheet

Total assets at June 30, 2023 amounted to $12.0 billion, down $330.2 million from the linked quarter and growing 13.9% from a year earlier. The decrease from the linked quarter was related to lower cash and borrowing balances as it was not necessary to renew maturing FHLB advances during the quarter. The growth from a year earlier was driven by the acquisition of GrandSouth, combined with organic loan and deposit growth during the period. Quarterly average balances for key balance sheet accounts are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	June 30, 2023	December 31, 2022	June 30, 2022	Change 2Q23 vs 2Q22

Total assets	$12,058,336	10,579,187	10,516,748	14.7%
Investment securities, at amortized cost	3,221,807	3,325,652	3,437,365	(6.3)%
Loans	7,850,522	6,576,415	6,149,174	27.7%
Earning assets	11,422,667	10,161,108	9,949,658	14.8%
Deposits	10,181,040	9,275,909	9,337,615	9.0%
Interest-bearing liabilities	7,001,838	5,779,958	5,740,269	22.0%
Shareholders’ equity	1,314,620	1,003,031	1,091,077	20.5%

Total investment securities were $2.8 billion at June 30, 2023, a decrease of $72.5 million from the linked quarter and $321.4 million from June 30, 2022. The investment securities portfolio continues to decline as cash flows from amortizing investments are utilized to fund loan growth and fluctuations in deposits. The unrealized loss on available for sale securities totaled $440.1 million, representing an increase of $31.4 million from the linked quarter but essentially flat from year end. The Company has the intent and ability to hold investments with unrealized losses until maturity or recovery of the amortized cost as market conditions change.

Total loans amounted to $7.9 billion at June 30, 2023, an increase of $98.7 million from the linked quarter and $1.7 billion, or 26.5%, from June 30, 2022. Excluding the GrandSouth acquisition, organic loan growth was $212.4 million for 2023 year to date, representing an annualized growth rate of 5.5%.

As presented below, our total loan portfolio mix has remained consistent. There are no notable concentrations in geographies or industries, including in office or hospitality categories. The Company's exposure to non-owner occupied office loans represents approximately 5.7% of the total portfolio and the average size of these loans is $1.3 million. Non-owner occupied office loans are generally in non-metro markets and the top 10 loans in this category represent less than 2% of the total loan portfolio.

	June 30, 2023		March 31, 2023		June 30, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial and industrial	$888,391	11%	885,032	11%	596,874	10%
Construction, development & other land loans	1,109,769	14%	1,092,026	14%	824,723	13%
Commercial real estate - owner occupied	1,222,189	16%	1,200,744	16%	1,014,551	16%
Commercial real estate - non owner occupied	2,423,262	31%	2,429,941	31%	1,991,292	32%
Multi-family real estate	392,120	5%	395,573	5%	332,479	5%
Residential 1-4 family real estate	1,461,068	18%	1,386,580	18%	1,097,810	18%
Home equity loans/lines of credit	334,566	4%	342,287	4%	325,617	5%
Consumer loans	67,077	1%	68,056	1%	60,627	1%
Loans, gross	7,898,442	100%	7,800,239	100%	6,243,973	100%
Unamortized net deferred loan fees	(813)		(1,276)		(803)
Total loans	$7,897,629		7,798,963		6,243,170

Total deposits amounted to $10.2 billion at June 30, 2023, an increase of $808.8 million, or 8.6%, from June 30, 2022, primarily driven by the GrandSouth acquisition. Organic market deposit growth (excluding the acquired deposits and brokered deposits) was $67.1 million for the second quarter of 2023 and $154.0 million since year end. Quarterly organic market growth represents an annualized growth rate of 3.1%. During the second quarter of 2023, the Company had several blocks of higher-priced brokered deposits mature which were not replaced given the continued growth of core deposits.

The Company has a diversified and granular deposit base which has remained stable with continued growth in core deposits, primarily noninterest-bearing checking accounts and money market accounts. At quarter end, noninterest-bearing deposits accounted for 36% of total deposits, consistent with the linked quarter. As of June 30, 2023, the estimated total insured or collateralized deposits were approximately 71%.

Our deposit mix has remained consistent historically and has not significantly changed with the addition of GrandSouth as presented in the table below.

	June 30, 2023		March 31, 2023		June 30, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage
Noninterest-bearing checking accounts	$3,639,930	36%	3,763,637	36%	3,699,725	40%
Interest-bearing checking accounts	1,454,489	14%	1,526,333	15%	1,537,487	16%
Money market accounts	3,411,072	34%	3,126,571	30%	2,572,118	28%
Savings accounts	658,473	6%	705,669	7%	747,272	8%
Other time deposits	638,751	6%	624,444	6%	509,661	5%
Time deposits >$250,000	353,473	4%	342,447	3%	293,485	3%
Total market deposits	10,156,188	100%	10,089,101	97%	9,359,748	100%
Brokered deposits	12,381	—%	283,497	3%	—	—%
Total deposits	$10,168,569	100%	10,372,598	100%	9,359,748	100%

Capital and Liquidity

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at June 30, 2023 of 15.10%, up from the linked quarter ratio of 14.88% and the 15.01% ratio reported at June 30, 2022.

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity to tangible assets ratio ("TCE") which was 6.79% at June 30, 2023, an increase of 19 basis points from the linked quarter and nine basis points from the prior year period. The increase in TCE for the current quarter was driven by higher earnings, while fluctuation in AOCI also impacted this ratio.

CAPITAL RATIOS	June 30, 2023 (estimated)	March 31, 2023	June 30, 2022

Tangible common equity to tangible assets (non-GAAP)	6.79%	6.60%	6.70%
Common equity tier I capital ratio	12.76%	12.53%	12.90%
Tier I leverage ratio	10.47%	10.28%	9.95%
Tier I risk-based capital ratio	13.55%	13.32%	13.76%
Total risk-based capital ratio	15.10%	14.88%	15.01%

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities, and other marketable assets) and off-balance sheet (readily available lines of credit or other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's liquidity ratio (net liquid assets as a percent of net liabilities) at June 30, 2023 was 17.3%. In addition, the Company had approximately $1.6 billion in available lines of credit at that date resulting in a total liquidity ratio of 29.0%. The increase in available lines during the second quarter of 2023 was a result of additional loan and security collateral being transferred to the FHLB and Federal Reserve Bank to enhance the levels of off-balance sheet liquidity availability to meet demands, as necessary.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT ($ in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest income
Interest and fees on loans	$102,963	99,380	65,077	202,343	129,279
Interest on investment securities	14,183	14,546	14,489	28,729	28,747
Other interest income	4,015	3,248	881	7,263	1,530
Total interest income	121,161	117,174	80,447	238,335	159,556
Interest expense
Interest on deposits	27,328	18,918	1,585	46,246	3,356
Interest on borrowings	6,848	5,770	592	12,618	1,052
Total interest expense	34,176	24,688	2,177	58,864	4,408
Net interest income	86,985	92,486	78,270	179,471	155,148
Provision for loan losses	3,700	11,451	—	15,151	3,500
(Reversal of) provision for unfunded commitments	(1,339)	1,051	—	(288)	(1,500)
Total provision for credit losses	2,361	12,502	—	14,863	2,000
Net interest income after provision for credit losses	84,624	79,984	78,270	164,608	153,148
Noninterest income
Service charges on deposit accounts	4,114	3,894	3,700	8,008	7,241
Other service charges, commissions, and fees	5,650	5,920	7,882	11,570	14,887
Fees from presold mortgage loans	557	406	454	963	1,575
Commissions from sales of financial products	1,413	1,306	1,151	2,719	2,096
SBA consulting fees	409	521	704	930	1,484
SBA loan sale gains	696	255	841	951	4,102
Bank-owned life insurance income	1,066	1,046	942	2,112	1,918
Other gains, net	330	188	1,590	518	3,212
Total noninterest income	14,235	13,536	17,264	27,771	36,515
Noninterest expenses
Salaries expense	28,676	29,321	23,799	57,997	47,253
Employee benefit expense	6,165	6,393	6,310	12,558	11,888
Occupancy and equipment related expense	4,972	5,067	4,636	10,039	9,324
Merger and acquisition expenses	1,334	12,182	737	13,516	4,221
Intangibles amortization expense	2,049	2,145	953	4,194	1,970
Other operating expenses	18,397	19,067	12,963	37,464	26,207
Total noninterest expenses	61,593	74,175	49,398	135,768	100,863
Income before income taxes	37,266	19,345	46,136	56,611	88,800
Income tax expense	7,863	4,184	9,551	12,047	18,246
Net income	$29,403	15,161	36,585	44,564	70,554

Earnings per common share - diluted	$0.71	0.37	1.03	1.08	1.98

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At June 30, 2023	At March 31, 2023	At December 31, 2022	At June 30, 2022
Assets
Cash and due from banks	$101,215	102,691	101,133	85,139
Interest-bearing deposits with banks	259,460	610,691	169,185	348,964
Total cash and cash equivalents	360,675	713,382	270,318	434,103

Investment securities	2,757,607	2,830,060	2,856,193	3,079,034
Presold mortgages and SBA loans held for sale	4,953	5,884	1,282	5,293

Loans	7,897,629	7,798,963	6,665,145	6,243,170
Allowance for credit losses on loans	(109,230)	(106,396)	(90,967)	(82,181)
Net loans	7,788,399	7,692,567	6,574,178	6,160,989

Premises and equipment	152,443	152,790	134,187	135,143
Operating right-of-use lease assets	18,375	18,898	18,733	19,707
Intangible assets	515,847	518,012	376,938	379,615
Bank-owned life insurance	181,659	180,730	164,592	163,831
Other assets	253,040	250,826	228,628	188,500
Total assets	$12,032,998	12,363,149	10,625,049	10,566,215

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,639,930	3,763,637	3,566,003	3,699,725
Interest-bearing deposit accounts	6,528,639	6,608,961	5,661,526	5,660,023
Total deposits	10,168,569	10,372,598	9,227,529	9,359,748

Borrowings	481,658	606,481	287,507	67,445
Operating lease liabilities	19,109	19,638	19,391	20,280
Other liabilities	66,020	64,471	59,026	56,399
Total liabilities	10,735,356	11,063,188	9,593,453	9,503,872

Shareholders’ equity
Common stock	960,851	959,422	725,153	723,956
Retained earnings	674,933	654,573	648,418	587,739
Stock in rabbi trust assumed in acquisition	(1,365)	(1,608)	(1,585)	(1,573)
Rabbi trust obligation	1,365	1,608	1,585	1,573
Accumulated other comprehensive loss	(338,142)	(314,034)	(341,975)	(249,352)
Total shareholders’ equity	1,297,642	1,299,961	1,031,596	1,062,343
Total liabilities and shareholders’ equity	$12,032,998	12,363,149	10,625,049	10,566,215

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION

	For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	0.98%	0.51%	1.44%	1.42%	1.40%
Return on average common equity (2)	8.97%	4.83%	15.20%	13.84%	13.45%
Return on average tangible common equity (3)	14.79%	8.16%	20.96%	21.25%	20.66%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.22	0.22	0.22
Stated book value - common	$31.59	31.72	28.89	27.57	29.77
Tangible book value - common (non-GAAP)	$19.03	19.08	18.34	16.98	19.13
Common shares outstanding at end of period	41,082,678	40,986,990	35,704,154	35,711,754	35,683,595
Weighted average shares outstanding - diluted	41,129,100	41,112,692	35,614,972	35,703,446	35,642,471

CAPITAL INFORMATION (estimates for current quarter)
Tangible common equity to tangible assets	6.79%	6.60%	6.39%	5.98%	6.70%
Common equity tier I capital ratio	12.76%	12.53%	13.02%	12.76%	12.90%
Total risk-based capital ratio	15.10%	14.88%	15.09%	14.84%	15.01%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) Calculated by dividing annualized net income by average tangible common equity.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Net interest income - tax-equivalent (1)	$87,684	93,186	85,094	86,026	78,939
Taxable equivalent adjustment (1)	699	700	722	692	669
Net interest income	86,985	92,486	84,372	85,334	78,270
Provision for loan losses	3,700	11,451	4,000	5,100	—
(Reversal of) provision for unfunded commitments	(1,339)	1,051	1,000	300	—
Noninterest income	14,235	13,536	14,558	16,912	17,264
Merger and acquisition costs	1,334	12,182	303	548	737
Other noninterest expense	60,259	61,993	45,354	48,152	48,661
Income before income taxes	37,266	19,345	48,273	48,146	46,136
Income tax expense	7,863	4,184	9,840	10,197	9,551
Net income	29,403	15,161	38,433	37,949	36,585

Earnings per common share - diluted	$0.71	0.37	1.08	1.06	1.03

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.